Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form F-1, of our auditor’s report dated February 24, 2025 with respect to the consolidated financial statements of Lannister Mining Corp. as of September 30, 2024 and 2023 and for each of the years in the two-year period ended September 30, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form F-1.

/s/ MNP LLP

MNP LLP

Chartered Professional Accountants

Vancouver, Canada

May 2, 2025